Exhibit 10.2

Second Amendment to the
APAC Customer Services, Inc.
Second Amended and Restated 1995 Incentive Stock Plan

WHEREAS, APAC Customer Services, Inc. (the “Company”) established and maintains the APAC Customer Services, Inc. Second Amended and Restated 1995 Incentive Stock Plan (the “Plan”) and has reserved the authority to amend the Plan;

WHEREAS, the Company previously approved a First Amendment to the Plan and now desires to further amend the Plan with regard to option grants to non-employee members of the Board of Directors of the Company (the “Board”).

NOW, THEREFORE, the Plan is hereby amended, effective as of May 16, 2003, in the following respects:

The first paragraph of section 6 of the Plan is amended to read as follows:

STOCK OPTIONS.  Stock Options will consist of awards from the Company, in the form of agreements, which will enable the holder to purchase a specific number of Common Shares, at set terms and at a fixed purchase price.  Stock Options may be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (“Incentive Stock Options”) or Stock Options which do not constitute Incentive Stock Options (“Nonqualified Stock Options”).   The Committee will have the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock options (in each case with or without Stock Appreciation Rights).  Option grants to non-employee Directors (“Director Options”) shall be made in accordance with the compensation program for non-employee directors as approved by the Board and in effect from time to time.  Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time, subject to the following limitations:

[REMAINDER OF SECTION 6 UNCHANGED]

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IN WITNESS WHEREOF, the duly authorized officer of the Company has executed this Second Amendment as of the 16th day of  May, 2003.

APAC CUSTOMER SERVICES, INC.

By:

Its: